Exhibit 10.2

12988 Valley View Road Eden Prairie, Minnesota 55344 (952) 345-4200 https://www.nuwellis.com/

February 18, 2025

Mr. John L. Erb
[Address]

Re:	Nuwellis, Inc. Interim President and Chief Executive Officer Employment Letter Agreement

Dear John:

You have agreed to serve as Interim President and Chief Executive Officer (the “Interim CEO”) of Nuwellis, Inc., a Delaware corporation (the “Company”) during the Company’s search for a permanent President and Chief Executive Officer (a “Successor CEO”).  This letter agreement (this “Agreement”) sets forth the terms of your employment with the Company as the Interim CEO and is effective as of February 18, 2025 (the “Effective Date”).

1.          Position.  In your position as the Interim CEO, you will report to the Company’s Board of Directors (the “Board”).  By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. While you serve as the Interim CEO, you will also continue to serve on the Board in your capacity as the Chairman of the Board.

2.          Term.  From the Effective Date, your position as the Interim CEO may continue, at the latest, until the date on which a Successor CEO is hired and commences employment with the Company (the “Interim Term”).  Notwithstanding the foregoing, your employment is “at will” and may be terminated by either you or the Company immediately upon written notice to the other party. The Company expects that you will remain on the Board as a non-employee director following the end of the Interim Term.

3.         Compensation and Benefits. During the Interim Term, the Company will pay you an annual base salary equal to Three Hundred Thousand Dollars ($300,000), which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time.

4.         Expenses. During the Interim Term, the Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services as the Interim CEO on behalf of the Company.

5.          Required Forms.  You will be required, as a condition of your employment with the Company, to sign all of the Company’s standard forms applicable to new employees.

6.         Tax Matters.  All forms of compensation referred to in this Agreement are subject to applicable withholding and taxes and other deductions required by law.

Mr. John L. Erb February 18, 2025 Page 2

7.          Entire Agreement.  This Agreement together with that certain Indemnity Agreement dated March 1, 2016 entered into by and between you and the Company supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company, regarding your employment as the Interim CEO.  This Agreement may not be amended or modified, except by an express written agreement signed by both you and the Chair of the Company’s Audit Committee.  The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company will be governed by Delaware law, excluding laws relating to conflicts or choice of law.  In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts in the state of Minnesota.

If the above terms are acceptable and in accordance with your understanding, please countersign this Agreement below and return it to us.

Sincerely,

Nuwellis, Inc.

By:	/s/ Sandra Earys
Name: Sandra Earys
Title: Chief Human Resources Officer

Accepted and Agreed as of the Effective Date:

/s/ John L. Erb
John L. Erb